EXHIBIT 10.2

FORM OF RECOVERY PROPERTY SERVICING AGREEMENT

between

PG&E ENERGY RECOVERY FUNDING LLC

Issuer

and

PACIFIC GAS AND ELECTRIC COMPANY

Servicer

Dated as of [date]

i

ii

Exhibit A	Annual Certificate of Compliance

Exhibit B	Form of Quarterly Servicer’s Certificate

Exhibit C	Form of Monthly Servicer’s Certificate

Exhibit D	Form of Daily Servicer’s Certificate

Exhibit E	Form of Annual ERB Charge True-Up Mechanism Advice Filing

Exhibit F	Form of Anniversary ERB Charge True-Up Mechanism Advice Filing

Exhibit G	Expected Amortization Schedule

Exhibit H	Pending Proceedings

Annex I	Servicing Procedures

Attachment A to Annex I	Calculation of Aggregate Remittance Amount

Attachment B to Annex I	Calculation of Daily Collections Curve

Attachment C to Annex I	Calculation of Monthly Collections Curve

iii

RECOVERY PROPERTY SERVICING AGREEMENT dated as of [date], between PG&E ENERGY RECOVERY FUNDING LLC, a Delaware limited liability company (the “Issuer”), and PACIFIC GAS AND ELECTRIC COMPANY, a California corporation, as the servicer of the Recovery Property (together with each successor to Pacific Gas and Electric Company (in the same capacity) pursuant to Section 6.03 or Section 7.02, the “Servicer”).

RECITALS

A.                                   Pursuant to the Statute and the Financing Order, the Seller and the Issuer are concurrently entering into the Sale Agreement pursuant to which the Seller is selling to the Issuer the Recovery Property created pursuant to the PU Code, the Financing Order and the Issuance Advice Letter described in such agreement, and the Seller may sell other Recovery Property to the Issuer pursuant to Subsequent Sale Agreements.

B.                                     In connection with its ownership of the Recovery Property and in order to collect the DRC Charges associated with each Series of Bonds, as defined herein, the Issuer desires to engage the Servicer to carry out the functions described herein.  The Servicer currently performs similar functions for itself with respect to its own charges to its customers and may in the future perform for others.  In addition, the Issuer desires to engage the Servicer to act on its behalf in obtaining True-Up Adjustments from the CPUC.  The Servicer desires to perform all of these activities on behalf of the Issuer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                 Definitions.  Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“Actual DRC Payments” means the actual DRC Payments received by the Servicer attributable to a particular Billing Period, which are determined by adjusting Estimated DRC Payments for such Billing Period as specified in Annex I.

“Advice Letter” means any filing made to the CPUC by the Servicer on behalf of the Issuer with respect to the DRC Charges or any True-Up Adjustment in the form of an advice letter, including an Issuance Advice Letter, a Routine Annual True-Up Mechanism Advice Letter, an Anniversary True-Up Mechanism Advice Letter, a Routine Quarterly True-Up Mechanism Advice Letter or a Non-Routine True-Up Mechanism Advice Letter.

“Aggregate Remittance Amount” has the meaning set forth in Annex I hereto.

“Agreement” means this Recovery Property Servicing Agreement, together with all Exhibits, Annexes and Attachments hereto, as the same may be amended and supplemented from time to time.

“Anniversary True-Up Mechanism Advice Letter” means an Advice Letter filed with the CPUC at least fifteen days prior to the Financing Order Anniversary Date in respect of a True-Up Adjustment, substantially in the form of Exhibit F hereto.  Any True-Up Adjustment required as a result of the Anniversary True-Up Mechanism Advice Letter will become effective on the date specified by the CPUC in accordance with the Financing Order.

“Annual Accountant’s Report” has the meaning set forth in Section 3.04.

“Annual Adjustment Filing Date” means each December 15, from and including December 15, [2005] to and including the last December 15 preceding the Retirement Date;

provided, however, that if any such day is not a Servicer Business Day, “Annual Adjustment Filing Date” shall mean the Servicer Business Day immediately preceding such day.

“Applicable ESP” means, with respect to each Consumer, the ESP, if any, providing “direct access” service to that Consumer.

“Billing Period” means a calendar month.

“Bills” means each of the regular monthly bills, the summary bills, the opening bills and the closing bills issued to Consumers or ESPs by Pacific Gas and Electric Company on its own behalf and in its capacity as Servicer.

“Bonds” means each Series of Bonds issued by the Issuer pursuant to an Indenture, unless such Indenture specifies such Bonds are subject to a different servicing agreement.

“Capital Subaccount” has the meaning set forth in the Indenture.

“Certificate of Compliance” has the meaning set forth in Section 3.03.

“Closing Date” means [                                                   ].

“Collection Period” means the calendar month immediately preceding the respective Monthly Remittance Date.

“Collections Curves” means the Daily Collections Curve together with the Monthly Collections Curve.

“Consolidated ESP Billing” has the meaning set forth in Annex I hereto.

“Consumers” means the existing and future consumers of electricity that has been transmitted or distributed by means of electric transmission or distribution facilities, whether those facilities are owned by the consumer, Pacific Gas and Electric Company or any other party, to the extent those existing and future consumers of electricity are located in the service territory in which the Seller provided electric distribution service as of December 19, 2003, other than consumers of electricity exempted from the obligation to pay DRC Charges under the Statute as further implemented by the CPUC pursuant to Section 848.1(c) of the PU Code.

“CPUC” means the California Public Utilities Commission or any successor governmental agency that has regulatory authority over the True-Up Adjustments contemplated by the Statute.

“CPUC Regulations” means all regulations, rules, tariffs and laws applicable to public utilities or ESPs, as the case may be, and promulgated by, enforced by or otherwise within the jurisdiction of the CPUC.

“Daily Collections Curve” has the meaning set forth on Attachment B to Annex I hereto.

“Daily Remittance” has the meaning set forth in Section 6.11(d).

“Daily Servicer’s Certificate” means a certificate, substantially in the form of Exhibit D hereto, completed and executed by a Responsible Officer pursuant to Section 3.01(b)(ii).

“DRC Charges” means, with respect to each Series of Bonds, the charges for fixed recovery amounts authorized to be billed to Consumers in respect of Recovery Property pursuant to the Financing Order and the Issuance Advice Letter relating to each Series of Bonds, as calculated pursuant to the applicable Issuance Advice Letter and each true-up mechanism advice letter filed with the CPUC pursuant to the Financing Order.

“DRC Collections” means DRC Payments that are remitted by the Servicer to the applicable Collection Account.

“DRC Effective Date” means the date on which the initial DRC Charge goes into effect pursuant to the terms of the Financing Order and the Issuance Advice Letter.

“DRC End Date” means, depending on the context in which used, either:  (i) the date on which specific DRC Charges in respect of a Series of Bonds end because such DRC Charges have been replaced with revised DRC Charges or (ii) the DRC Termination Date.

“DRC Payments” means the payments made by Consumers, or by ESPs on behalf of Consumers, based on the DRC Charges.  Notwithstanding any other provision of this Agreement, DRC Payments shall not include Retained Collections.

“DRC Start Date” means, depending on the context in which used, either:  (i) the DRC Effective Date or (ii) the date on which specific revised DRC Charges go into effect to replace previously existing DRC Charges.

“DRC Termination Date” means the date on which the usage of electricity will cease to give rise to DRC Charges in respect of a Series of Bonds pursuant to the terms of the Financing Order.

“ESP” means an alternative energy service provider who has entered into an ESP Service Agreement with the Seller.

“ESP Service Agreement” means an agreement between an ESP and the Seller for the provision of “direct access” service to customers in accordance with CPUC Decision 97-10-087 and subsequent decisions.

“Estimated DRC Payments” means the sum of the amounts remitted to the Trustee as DRC Payments with respect to a Billing Period during the six months following such Billing Period based on the Collections Curves.

“Excess Remittance” means the amount, if any, calculated for a particular Monthly Remittance Date, by which all Estimated DRC Payments remitted to the Collection Account on and prior to such Monthly Remittance Date with respect to the DRC Charges billed to Consumers during the sixth preceding Billing Period exceed Actual DRC Payments received by the Servicer attributable to such Billing Period.

“Expected Amortization Schedule” means the Expected Amortization Schedule set forth on Exhibit G hereto, as the same may be amended from time to time pursuant to Section 4.01(a).

“Financing Order” means the order of the CPUC, Decision 04-11-015, issued on November 19, 2004, which became effective on November 29, 2004.

“Financing Order Anniversary Date” means November 19 of each year.

“Indenture” means each indenture, between the Issuer and the Trustee, as the same may be amended and supplemented from time to time pursuant to which Bonds are issued.

“Initial Recovery Property” means the Recovery Property described in the Sale Agreement.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due.

“Issuance Advice Letter” means, with respect to each Series of Bonds, the Advice Letter submitted to the CPUC in connection with and immediately prior to the issuance of that Series of Bonds.  The first Issuance Advice Letter will establish the initial DRC Charges in respect of the first Series of Bonds, and each subsequent Issuance Advice Letter will specify the DRC Charges relating to the issuance of additional Series of Bonds.

“Issuer” has the meaning set forth in the first paragraph hereof.

“Lien” means a security interest, lien, charge, pledge, equity or encumbrance of any kind.

“Losses” has the meaning assigned to that term in Section 5.04.

“Monthly Collections Curve” has the meaning set forth on Attachment C to Annex I hereto.

“Monthly Remittance Date” means the twentieth day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, commencing in [             ], 2005.

“Monthly Servicer’s Certificate” means a certificate, substantially in the form of Exhibit C hereto, completed and executed by a Responsible Officer pursuant to Section 3.01(b)(i).

“Non-Routine True-Up Adjustment” has the meaning set forth in Section 4.01(c)(i).

“Non-Routine True-Up Mechanism Advice Letter” means an Advice Letter filed with the CPUC in accordance with the Financing Order with respect to any Non-Routine True-Up Adjustment, pursuant to which the related Non-Routine True-Up Adjustment generally will become effective at the beginning of the first Quarter that is at least 90 days after filing.

“Officer’s Certificate” means a certificate signed by a Responsible Officer.

“Opinion of Counsel” means one or more written opinions of counsel who may be employees of or counsel to the party providing such opinion(s) of counsel, which counsel shall be reasonably acceptable to the party receiving such opinion(s) of counsel.

“Overcollateralization Subaccount” has the meaning set forth in the Indenture.

“Payment Date” means, with respect to any Series or Class, each [March 25, June 25, September 25 and December 26] of each year, provided that if any such date is not a Business Day, the Payment Date shall be the Business Day immediately succeeding such date.

“Principal Balance” means, as of any Payment Date, the sum of the outstanding principal amount of each Class or Series of Bonds.

“Projected Principal Balance” means, as of any Payment Date, the sum of the projected outstanding principal amount of each Series of Bonds for such Payment Date set forth in the Expected Amortization Schedule.

“PU Code” means the California Public Utilities Code, as amended from time to time.

“Quarter” means each calendar quarter, specifically:

January 1 to and including March 31;

April 1 to and including June 30;

July 1 to and including September 30; and

October 1 to and including December 31.

“Quarterly Servicer’s Certificate” means a certificate, substantially in the form of Exhibit B hereto, completed and executed by a Responsible Officer pursuant to Section 4.01(d)(ii).

“Recovery Property” means the Initial Recovery Property and, from and after the applicable Subsequent Sale Date therefor, any Subsequent Recovery Property relating to a Series of Bonds.

“Recovery Property Records” has the meaning assigned to that term in Section 5.01.

“Remittance Shortfall” means the amount, if any, calculated for a particular Monthly Remittance Date, by which Actual DRC Payments received by the Servicer attributable to DRC Charges billed to Consumers during the sixth preceding Billing Period exceed all Estimated DRC Payments remitted to the Collection Account on and prior to such Monthly Remittance Date with respect to such Billing Period.

“Required Capital Level” means, as of any Payment Date, the sum of 0.5 percent of the initial principal amount of each then-outstanding Series of Bonds issued pursuant to each Indenture prior to that Payment Date.

“Required Overcollateralization Level” means, as of any Payment Date, the amount required to be on deposit in the Overcollateralization Subaccount as specified in each Indenture.

“Reserve Subaccount” has the meaning set forth in the Indenture.

“Responsible Officer” means the chairman of the board, the chief executive officer, the president, the vice chairman of the board, any senior vice president, any vice president, the treasurer, any assistant treasurer, the secretary, any assistant secretary or the controller of the Servicer.

“Retained Collections” means payments based on the DRC Charges that the Financing Order, a Tariff, an order or decision of the CPUC, or CPUC Regulations provide are to be retained by the Seller or the Servicer and not remitted to the Issuer.

“Retirement Date” means the later of the day on which the final distribution is made to the Trustee in respect of the last outstanding Bond and the day on which all amounts required to be paid by DRC Charges have been paid.

“Routine Annual True-Up Mechanism Advice Letter” means an Advice Letter filed with the CPUC at least fifteen days prior to the end of each calendar year in respect of an annual True-Up Adjustment, substantially in the form of Exhibit E hereto.  The Routine Annual True-Up Mechanism Advice Letter will become effective on the first calendar day of the next calendar year.

“Routine Quarterly True-Up Mechanism Advice Letter” means an Advice Letter filed with the CPUC at least fifteen days prior to the end of any of the first three Quarters of each calendar year in respect of a quarterly True-Up Adjustment.  The Routine Quarterly True-Up Mechanism Advice Letter will become effective on the first calendar day of the next Quarter.

“Sale Agreement” means each Recovery Property Purchase and Sale Agreement between Pacific Gas and Electric Company and the Issuer, as amended and supplemented from time to time, relating to a Series of Bonds.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Seller” means Pacific Gas and Electric Company and its successors in interest to the extent permitted under the applicable Sale Agreement.

“Series” means, with respect to any Bonds, all Bonds issued on the same Series Issuance Date pursuant to the same Indenture.

“Series Issuance Date” means the date on which a Series of Bonds is issued.

“Servicer” has the meaning set forth in the first paragraph hereof.

“Servicer Business Day” means any day other than a Saturday, a Sunday or a day (i) on which banking institutions or trust companies in New York, New York or San Francisco, California, are authorized or obligated by law, regulation or executive order to remain closed or (ii) on which the Servicer’s offices in California are closed for business.

“Servicer Default” means an event specified in Section 7.01.

“Servicing Fee” means the fee payable on each Payment Date to the Servicer for services rendered during the period from, but not including, the preceding Payment Date to and including the current Payment Date, determined pursuant to Section 6.06.

“Statute” means Chapter 46, California Statutes of 2004, codified at Public Utilities Code Section 848 et seq., as further amended from time to time.

“Subsequent Sale Agreement” has the meaning assigned to that term in the definition of Subsequent Recovery Property.

“Subsequent Sale Date” means any date on which Subsequent Recovery Property is to be sold to the Issuer pursuant to a Subsequent Sale Agreement.

“Subsequent Recovery Property” means any recovery property (as defined in Section 848 of the PU Code) created under the PU Code and the Financing Order and specifically described in the related Issuance Advice Letter and sold to the Issuer by the Seller pursuant to an agreement substantially similar to the Sale Agreement (a “Subsequent Sale Agreement”).

“Tariff” means each rate tariff filed with the CPUC pursuant to the Statute to establish the DRC Charges for each Series of Bonds.

“Termination Notice” has the meaning assigned to that term in Section 7.01.

“True-Up Adjustment” means each adjustment to the DRC Charges made pursuant to the terms of the Financing Order and in accordance with Section 4.01 hereof or in connection with the conveyance to the Issuer of Subsequent Recovery Property.

“Trustee” means each Person acting as trustee under an Indenture, its successors in interest and any successor trustee under such Indenture.

“Trust Officer” means any officer assigned to the Corporate Trust Office, including any managing director, vice president, assistant vice president, assistant treasurer, assistant secretary or any other officer of the related Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of the relevant Indenture, and also, with respect to a particular matter, any other officer, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

SECTION 1.02.                 Other Definitional Provisions.

(a)                                  Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Indenture.

(b)                                 All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(c)                                  The words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, Exhibit, Annex and Attachment references contained in this Agreement are references to Sections, Exhibits, Annexes and Attachments in or to this Agreement unless otherwise specified; and the term “including” shall mean “including without limitation.”

(d)                                 The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter forms of such terms.

(e)                                  Each reference herein to the Sale Agreement, the Indenture, or any other Basic Document refers to such agreement as in effect on the Closing Date unless otherwise agreed to by the Servicer and the Issuer.

(f)                                    Any term used herein that is defined in the Statute and not otherwise defined herein shall have the meaning set forth in the Statute.

ARTICLE II

Appointment and Authorization

SECTION 2.01.                 Appointment of Servicer; Acceptance of Appointment.  Subject to Section 6.05 and Article VII, the Issuer hereby appoints the Servicer, and the Servicer hereby accepts such appointment, to perform the Servicer’s obligations pursuant to this Agreement in accordance with the terms of this Agreement and applicable law.  This appointment and the Servicer’s acceptance thereof may not be revoked except in accordance with the express terms of this Agreement.

SECTION 2.02.                 Authorization.  Without limiting the generality of Section 2.01, the Servicer or its designee is hereby authorized and empowered, unless such power is revoked on account of the occurrence of a Servicer Default pursuant to Section 7.01, (i) to execute and deliver, on behalf of the Issuer, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Recovery Property and, after the delinquency of any Recovery Property and to the extent permitted under and in compliance with applicable law and regulations, to commence collection proceedings with respect to such Recovery Property, and (ii) to make any filings, reports, notices, and applications with, to seek any consents or authorizations from, and to participate in any proceedings before, the CPUC or any other governmental authority to the extent relating to the Recovery Property. The Issuer and the Trustee upon reasonable request therefor shall furnish the Servicer with any documents in their possession necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder

SECTION 2.03.                 Dominion and Control Over the Recovery Property.  Notwithstanding any other provision herein, the Servicer and the Issuer agree that the Issuer shall have dominion and control over the Recovery Property, and the Servicer, in accordance with the terms hereof, is acting solely as the Servicer with respect to the Recovery Property and the Recovery Property Records.  The Servicer hereby agrees that it shall not take any action that is not authorized by this Agreement, that is not consistent with its customary procedures and practices, or that shall impair the rights of the Issuer in the Recovery Property, in each case unless such action is required by law or court or regulatory order.

ARTICLE III

Billing Services

SECTION 3.01.                 Duties of Servicer.  The Servicer shall have the following duties:

(a)                                  Duties of Servicer Generally.  The Servicer’s duties in general shall include management, servicing and administration of the Recovery Property; obtaining meter reads, calculating electric usage, billing, collections and posting of all payments in respect of the Recovery Property; responding to inquiries by Consumers, the CPUC, or any federal, local or other state governmental authorities with respect to the Recovery Property; delivering Bills to Consumers and ESPs, processing and depositing collections and making periodic remittances pursuant to the Financing Order and each Tariff; furnishing periodic reports to the Issuer, the Trustee and the Rating Agencies; and taking action in connection with True-Up Adjustments as set forth herein.  Certain of the duties set forth above may be performed by ESPs pursuant to ESP Service Agreements if such ESPs satisfy the creditworthiness requirements as set forth in Pacific Gas and Electric Company’s Electric Rule 22.P., “Credit Requirements.”  Anything to the contrary notwithstanding, the duties of the Servicer set forth in this Agreement shall be qualified in their entirety by any CPUC Regulations as in effect at the time such duties are to be performed.  Without limiting the generality of this Section 3.01(a), in furtherance of the foregoing, the Servicer hereby agrees that it shall also have, and shall comply with, the duties and responsibilities relating to data acquisition, electric usage and bill calculation, billing, customer service functions, collections, payment processing and remittance set forth in Annex I hereto.

(b)                                 Reporting Functions.

(i)                                     Monthly Servicer’s Certificate.  On or before each Monthly Remittance Date, the Servicer shall prepare and deliver to the Issuer, the Trustee and the Rating Agencies a written report substantially in the form of Exhibit C hereto setting forth certain information relating to DRC Collections during the Collection Period preceding such Monthly Remittance Date.

(ii)                                  Daily Servicer’s Certificate.  If the Servicer is required to remit DRC Payments on a daily basis, the Servicer shall prepare and deliver to the Issuer, the Trustee and the Rating Agencies a written report substantially in the form of Exhibit D hereto with respect to each daily remittance, in addition to the monthly reports.

(iii)                               Other Information.  Upon the reasonable request of the Issuer, the Trustee, or any Rating Agency, the Servicer shall provide to such Issuer, Trustee, or Rating Agency, as the case may be, any public financial information in respect of the Servicer, or any material information regarding the Recovery Property to the extent it is reasonably available to the Servicer, as may be reasonably necessary and permitted by law for the Issuer, the Trustee or the Rating Agency to monitor the performance by the Servicer hereunder.  In addition, so long as any of the Bonds of any Series are outstanding, the Servicer shall provide the Issuer and the Trustee, within a reasonable time after written request therefor, any information available to the Servicer or reasonably obtainable by it that is necessary to calculate the DRC Charges.

(iv)                              Preparation of Reports to be Filed With the SEC.  The Servicer shall prepare any reports required to be filed by the Issuer under the securities laws, including but not limited to a copy of each Quarterly Servicer’s Certificate described in Section 4.01(d)(ii).

SECTION 3.02.                 Servicing and Maintenance Standards.  The Servicer shall (a)  manage, service, administer and make collections in respect of the Recovery Property with reasonable care and in material compliance with applicable law, including all applicable CPUC

Regulations and guidelines, using the same degree of care and diligence that the Servicer exercises with respect to billing and collection activities for its own account and, if applicable, for others; (b)  follow customary standards, policies and procedures for the industry in performing its duties as Servicer; (c)  use all reasonable efforts, consistent with its customary servicing procedures, to enforce the rights of the Issuer and the Trustee in respect of the Recovery Property; and (d)  comply in all material respects with all laws and regulations applicable to and binding on it relating to the Recovery Property.  The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of all or any portion of the Recovery Property, which, in the Servicer’s judgment, may include the taking of legal action.

SECTION 3.03.                 Certificate of Compliance.  The Servicer shall deliver to the Issuer, the Trustee, the CPUC and the Rating Agencies on or before September 30 of each year, commencing September 30, 2005 to and including the September 30 succeeding the Retirement Date, an Officer’s Certificate substantially in the form of Exhibit A hereto (a “Certificate of Compliance”), stating that:  (i) a review of the activities of the Servicer during the twelve months ended the preceding June 30 (or, in the case of the first Certificate of Compliance to be delivered on or before September 30, 2005, the period of time from the Closing Date until June 30, 2005) and of its performance under this Agreement has been made under such officer’s supervision, and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under this Agreement throughout such twelve months (or, in the case of the Certificate of Compliance to be delivered on or before September 30, 2005, the period of time from the Closing Date until June 30, 2005), or, if there has been a default in the fulfillment of any such material obligation, specifying each such material default known to such officer and the nature and status thereof.

SECTION 3.04.                 Annual Report by Independent Public Accountants.

(a)                                  The Servicer shall cause a firm of independent certified public accountants (which may provide other services to the Servicer or the Seller) to prepare, and the Servicer shall deliver to the Issuer, the Trustee, the CPUC and the Rating Agencies, a report addressed to the Servicer (the “Annual Accountant’s Report”), which may be included as part of the Servicer’s customary auditing activities, for the information and use of the Issuer and the Trustee, on or before September 30 of each year, beginning September 30, 2005 to and including the September 30 succeeding the Retirement Date, to the effect that such firm has performed certain procedures in connection with the Servicer’s compliance with its obligations under this Agreement during the preceding twelve months ended June 30 (or, in the case of the first Annual Accountant’s Report to be delivered on or before September 30, 2005, the period of time from the Closing Date until June 30, 2005), identifying the results of such procedures and including any exceptions noted.  In the event such accounting firm requires the Trustee to agree or consent to the procedures performed by such firm, the Issuer shall direct the Trustee in writing to so agree; it being understood and agreed that the Trustee will deliver such letter of agreement or consent in conclusive reliance upon the direction of the Issuer, and the Trustee will not make any independent inquiry or investigation as to, and shall have no obligation or liability in respect of the sufficiency, validity or correctness of such procedures.

(b)                                 The Annual Accountant’s Report shall also indicate that the accounting firm providing such report is independent of the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

ARTICLE IV

Services Related to True-Up Adjustments

SECTION 4.01.                 Periodic True-Up Adjustments.  From time to time, until the Retirement Date, the Servicer shall identify the need for True-Up Adjustments and shall take all reasonable action to obtain and implement such True-Up Adjustments, all in accordance with the following:

(a)                                  Expected Amortization Schedule.  The initial Expected Amortization Schedule for the initial Series of Bonds is attached hereto as Exhibit G.  In connection with the issuance by the Issuer of any additional Series of Bonds after the Closing Date, the Servicer, on or prior to the Series Issuance Date therefor, shall revise Exhibit G to add the Expected Amortization Schedule relating to each new Series of Bonds setting forth, as of each Payment Date through the scheduled retirement of the Bonds, the aggregate principal amounts of the Bonds of that Series, expected to be outstanding on such Payment Date.

(b)                                 Routine True-Up Adjustments and Yearly Filings.

(i)                                     Routine Yearly True-Up Adjustments and Filings.

(1)                                  Each year on or immediately before the Annual Adjustment Filing Date with respect to each Series of Bonds, the Servicer shall:  (A) estimate collections through the December 31 immediately following such Annual Adjustment Filing Date and through December 31 of the year following the year of such Annual Adjustment Filing Date; (B) update the assumptions underlying the DRC Charges, including electric usage volume projected to be sold to Consumers (exclusive of usage relating to any Retained Collections), the rate of delinquencies and write-offs, the amount of any Retained Collections that will be withheld or become eligible to be remitted to the Trustee during the period, to the extent known, estimated expenses and fees of the Issuer, to the extent not fixed, and the Collections Curves; (C) determine the revised DRC Charges that, together with any funds on deposit in the Reserve Subaccount, would:  (1) cause all accrued and unpaid interest to be paid in full and the Principal Balance to equal the Projected Principal Balance, (2) cause the balance in the Overcollateralization Subaccount to equal the Required Overcollateralization Level, (3) restore the balance in the Capital Subaccount to the Required Capital Level and (4) cause all other fees, expenses and indemnities of the Issuer to be paid, in each case within twelve months after such revised DRC Charges go into effect (and with respect to any True-Up Adjustments occurring after the last Scheduled Maturity Date for any Series, determine the revised DRC Charges that would be sufficient to retire the unpaid Principal Balance of that Series within the earlier of (x) the end of the then current calendar year and (y) the last Final Maturity Date for such Series); (D) file a Routine Annual True-Up Mechanism Advice Letter with the CPUC, substantially in the form attached hereto as Exhibit E, to notify the CPUC of the DRC Charges for the coming year; and (E) take all reasonable actions and make all reasonable efforts to secure such True-Up Adjustment and to enforce the provisions of the Statute which obligate the CPUC to approve rates at levels sufficient to recover the DRC Payments in accordance with the Expected Amortization Schedule.

(2)                                  Each year on or immediately before November 4 of such year, which is the date that is fifteen days before the Financing Order Anniversary Date, commencing on November 4, 2005 (or if such date is not a Servicer Business Day, on the Servicer Business Day immediately preceding such date), the Servicer shall:  (A) estimate collections through the end of the Quarter in which the Financing Order Anniversary Date occurs; (B) if required by the Servicer in its judgment or found to be necessary by the CPUC, update the assumptions underlying the DRC Charges, including electric usage volume projected to be sold to Consumers (exclusive of usage relating to Retained Collections), the rate of delinquencies and write-offs, the amount of any Retained Collections that will be withheld or will become eligible to be remitted to the Trustee during the period, to the extent known, and estimated expenses and fees of the Issuer to the extent not fixed; (C) if required by the Servicer in its judgment or found to be necessary by the CPUC, determine the revised DRC Charges that, together with any funds on deposit in the Reserve Subaccount, would: (1) cause all accrued and unpaid interest to be paid in full and the Principal Balance to equal the Projected Principal Balance, (2) cause the balance in the Overcollateralization Subaccount to equal the Required Overcollateralization Level, (3) restore the balance in the Capital Subaccount to the Required Capital Level and (4) cause all other fees, expenses and indemnities of the Issuer to be paid, in each case within twelve months after such revised DRC Charges go into effect (and with respect to any True-Up Adjustments occurring after the last Scheduled Maturity Date for any Series, determine the revised DRC Charges that would be sufficient to retire the unpaid Principal Balance of that Series within the earlier of (x) the end of the then current calendar year and (y) the last Final Maturity Date for such Series); (D) file an Anniversary True-Up Mechanism Advice Letter with the CPUC, substantially in the form attached hereto as Exhibit F; and (E) take all reasonable actions and make all reasonable efforts to secure the resulting True-Up Adjustment (if such an adjustment is sought by the Servicer or found to be necessary by the CPUC) and to enforce the provisions of the Statute which obligate the CPUC to approve rates at levels sufficient to recover the DRC Payments in accordance with the Expected Amortization Schedule.

(3)                                  In the case of a True-Up Adjustment pursuant to a Routine Annual True-Up Mechanism Advice Letter, the Servicer shall implement the revised DRC Charges, if any, as of the first day of the following calendar year.

(4)                                  In the case of a True-Up Adjustment required by the Servicer in its judgment or found to be necessary by the CPUC pursuant to an Anniversary True-Up Mechanism Advice Letter, the Servicer shall implement the revised DRC Charges, if any, within 90 days of the anniversary of the issuance of the Financing Order.

(ii)                                  Routine Quarterly True-Up Adjustments.

(1)                                  The Servicer may file Routine Quarterly True-Up Mechanism Advice Letters.  Except as provided in Sections 4.01(b)(ii)(2) and 4.01(b)(ii)(3), the Servicer shall not be obligated to file Routine Quarterly True-Up Mechanism Advice Letters.

(2)                                  If the Issuance Advice Letter with respect to a Series of Bonds provides that the Servicer will file Routine Quarterly True-Up Mechanism Advice Letters, then the Servicer shall make such filings in accordance with the Financing Order.

(3)                                  If the principal amount of any Series of Bonds remains outstanding after the last Scheduled Maturity Date for such Series, the Servicer shall file Routine Quarterly True-Up Mechanism Advice Letters until all classes of Bonds of such Series and other amounts to be paid from DRC Charges relating to such Series have been paid in full.  Each such Routine Quarterly True-Up Mechanism Advice Letter shall request adjustments to the DRC Charges projected to pay all amounts required to be paid by such DRC Charges by the earlier of the end of the then current calendar year or the latest Final Legal Maturity Date for the related Series of Bonds.

(c)                                  Non-Routine True-Up Adjustments.

(i)                                     Whenever the Servicer determines that the existing model for calculating the DRC Charges should be amended or revised, the Servicer shall file a Non-Routine True-Up Mechanism Advice Letter with the CPUC designating the adjustments to the model and any corresponding adjustments to the DRC Charges (collectively, a “Non-Routine True-Up Adjustment”).

(ii)                                  The Servicer shall take all reasonable actions and make all reasonable efforts to secure any Non-Routine True-Up Adjustments.

(iii)                               The Servicer shall implement any resulting adjustments to the model and any resulting revised DRC Charges as of the first day of the Quarter that begins at least 90 days after the Non-Routine True-Up Mechanism Advice Letter is filed.

(d)                                 Reports.

(i)                                     Notification of Advice Letter Filings and True-Up Adjustments.  Whenever the Servicer files an Advice Letter with the CPUC, the Servicer shall send a copy of such filing (together with a copy of all notices and documents which, in the Servicer’s reasonable judgment, are material to the adjustments effected by such Advice Letter) to the Issuer, the Trustee and the Rating Agencies concurrently therewith.  If any True-Up Adjustment requested in any such Advice Letter filing does not become effective on the applicable date as provided by the Financing Order, the Servicer shall notify the Issuer, the Trustee and the Rating Agencies by the end of the second Servicer Business Day after such applicable date.

(ii)                                  Periodic Servicer’s Certificate.  Not later than the Monthly Remittance Date immediately prior to each Payment Date, the Servicer shall deliver a written report substantially in the form of Exhibit B hereto to the Issuer, the Trustee and the Rating Agencies.

(iii)                               Bill Presentation and Notices to Consumers:

(A)                              After each revised DRC Charge has gone into effect pursuant to a True-Up Adjustment, the Servicer shall, only to the extent and in the manner and time frame required by applicable CPUC Regulations, if any, cause to be prepared and delivered to Consumers a notice announcing such revised DRC Charges.

(B)                                The Servicer may combine the amounts of all of the DRC Charges for each Series of Bonds and the Energy Recovery Bond Balancing Account (ERBBA) charge authorized by the Financing Order (collectively, the “Bond Charges”) into a single line item on Consumers’ bills, titled “Energy Cost Recovery Amount,” and the back of Consumers’ bills shall have a definition of the “Energy Cost Recovery Amount” that states substantially as follows:

Energy Cost Recovery Amount:  These charges are approved by the CPUC and authorized by California Public Utilities Code Section 848 et seq.  The purpose of these charges is to pay the principal, interest, and other costs associated with Energy Recovery Bonds (Bonds) that were issued by a Special Purpose Entity (SPE).  One of these charges is the Dedicated Rate Component (DRC), which is $0.00XXX per kWh.  The right to receive DRC revenues has been transferred to the SPE and does not belong to PG&E.  This right is called Recovery Property.  PG&E collects the DRC on behalf of the SPE, which uses these funds to pay Bond principal, interest, and other Bond related costs.  The SPE transferred the net Bond proceeds to PG&E to purchase Recovery Property from PG&E.  PG&E used the proceeds from the sale of Recovery Property to refinance its bankruptcy Regulatory Asset, which was established by the Commission to help finance PG&E’s emergence from bankruptcy.

(C)                                Except to the extent that applicable CPUC Regulations make the Applicable ESP responsible for such costs, the Servicer shall pay from its own funds all costs of preparation and delivery incurred in connection with clauses (A) and (B) above, including but not limited to printing and postage costs as the same may increase or decrease from time to time.

(iv)                              ESP Reports.  The Servicer shall provide to the Rating Agencies any publicly available reports filed by the Servicer with the CPUC (or otherwise made publicly available by the Servicer) relating to ESPs and any other non-confidential and non-proprietary information relating to ESPs reasonably requested by the Rating Agencies.

SECTION 4.02.                 Limitation of Liability.

(a)                                  The Issuer and the Servicer expressly agree and acknowledge that:

(i)                                     In connection with any True-Up Adjustment, the Servicer is acting solely in its capacity as the Servicer hereunder.

(ii)                                  Neither the Servicer nor the Issuer is responsible in any manner for, and shall have no liability whatsoever as a result of any action, decision, ruling or other determination made or not made, or any delay (other than any delay resulting from the Servicer’s failure to file the applications required by Section 4.01 in a timely and correct manner or other breach by the Servicer of its duties under this Agreement), by the CPUC in any way related to the Recovery Property or in connection with any True-Up Adjustment, the subject of any filings under Section 4.01, any proposed True-Up Adjustment, or the approval of any revised DRC Charges and the scheduled adjustments thereto.

(iii)                               The Servicer shall have no liability whatsoever relating to the calculation of any revised DRC Charges and the scheduled adjustments thereto, including as a result of any inaccuracy of any of the assumptions made in such calculation regarding expected electric usage volume, the rate of delinquencies and write-offs and the amount of any Retained Collections, so long as the Servicer has acted in good faith and has not acted in a grossly negligent manner in connection therewith, nor shall the Servicer have any liability whatsoever as a result of any Person, including the Bondholders, not receiving any payment, amount or return anticipated or expected or in respect of any Bond generally, except only to the extent that the same is caused by the Servicer’s gross negligence, willful misconduct or bad faith.

(b)                                 Notwithstanding the foregoing, the Servicer hereby acknowledges that the terms of this Section 4.02 are not intended to, and shall not, relieve the Servicer of liability for any misrepresentation by the Servicer under Section 6.01 or for any breach by the Servicer of its other obligations under this Agreement.

ARTICLE V

The Recovery Property

SECTION 5.01.                 Custody of Recovery Property Records.  To assure uniform quality in servicing the Recovery Property and to reduce administrative costs, the Issuer hereby revocably appoints the Servicer, and the Servicer hereby accepts such appointment, to act as custodian of any and all documents and records that the Seller shall keep on file, in accordance with its customary procedures, relating to the Recovery Property, including copies of the Financing Order and Advice Letters relating thereto and all documents filed with the CPUC in connection with any True-Up Adjustment (collectively, the “Recovery Property Records”), which are hereby constructively delivered to the Trustee, as pledgee of the Issuer (or, in the case of the Subsequent Recovery Property, will as of the applicable Subsequent Sale Date be constructively delivered to the Trustee, as pledgee of the Issuer) with respect to all Recovery Property.

SECTION 5.02.                 Duties of Servicer as Custodian.

(a)                                  Safekeeping.  The Servicer shall hold the Recovery Property Records and maintain such accurate and complete accounts, records and computer systems pertaining to the Recovery Property Records as shall enable the Servicer to comply with this Agreement.  In performing its duties as custodian the Servicer shall act with reasonable care, using that degree of care and diligence that the Servicer exercises with respect to comparable assets that the Servicer services for itself or, if applicable, for others.  The Servicer shall promptly report to the Issuer and the Trustee any failure on its part to hold the Recovery Property Records and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure.  Nothing herein shall be deemed to require an initial review or any periodic review by the Issuer or the Trustee of the Recovery Property Records.  The Servicer’s duties to hold the Recovery Property Records as set forth in this Section 5.02, to the extent such Recovery Property Records have not been previously transferred to a successor Servicer pursuant to Article VII, shall terminate three years after the earlier of the date on which (i) the Servicer is succeeded by a successor Servicer in accordance with Article VII hereof and (ii) no Bonds of any Series are outstanding.

(b)                                 Maintenance of and Access to Records.  The Servicer shall maintain the Recovery Property Records at 77 Beale Street, San Francisco, California or at such other office as shall be specified to the Issuer and the Trustee by written notice at least 30 days prior to any change in location.  The Servicer shall make available for inspection to the Issuer and the Trustee or their respective duly authorized representatives, attorneys or auditors the Recovery Property Records at such times during normal business hours as the Issuer or the Trustee shall reasonably request and which do not unreasonably interfere with the Servicer’s normal operations.  Nothing in this Section 5.02(b) shall affect the obligation of the Servicer to observe any applicable law

(including any CPUC Regulations) prohibiting disclosure of information regarding the Consumers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 5.02(b).

(c)                                  Release of Documents.  Upon instruction from the Trustee and subject to Section 6.08, the Servicer shall release any Recovery Property Records to the Trustee, the Trustee’s agent or the Trustee’s designee, as the case may be, at such place or places as the Trustee may designate, as soon as practicable.

(d)                                 Defending Recovery Property Against Claims.  The Servicer agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, as may be reasonably necessary (i) to block or overturn any attempts to cause a repeal, modification or supplement to the Statute or the Financing Order or the rights of holders of Recovery Property by legislative enactment, voter initiative or constitutional amendment that would be materially adverse to Bondholders and (ii) to compel performance by the CPUC or the State of California of any of their obligations or duties under the PU Code, the Financing Order or any Advice Letter.  The costs of any such action shall be payable from DRC Collections as an Operating Expense in accordance with the priorities set forth in Section 8.02(d) of the Indenture.  The Servicer’s obligations pursuant to this Section 5.02 shall survive and continue notwithstanding the fact that the payment of Operating Expenses pursuant to Section 8.02(d) of the Indenture may be delayed (it being understood that the Servicer may be required to advance its own funds to satisfy its obligations hereunder).

(e)                                  Seeking to Prevent Expansion of Exemptions.  The Servicer agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, as may be reasonably necessary to attempt to prevent the granting by the State of California or the CPUC, after the Closing Date, of any material exemptions from the obligation to pay DRC Charges that are not expressly provided for in the Statute, other than an exemption for the Bay Area Rapid Transit District, and that violate the State Pledge or any other obligations of the State of California or the CPUC under the Statute.  The Servicer shall have no obligations under this paragraph if it is not being reimbursed on a current basis for its costs and expenses in taking such actions, and shall not be required to advance its own funds to satisfy its obligations hereunder.

SECTION 5.03.                 Effective Period and Termination.  The Servicer’s appointment as custodian shall become effective as of the Closing Date and shall continue in full force and effect until terminated pursuant to this Section.  If any Servicer shall resign as Servicer in accordance with the provisions of this Agreement or if all of the rights and obligations of any Servicer shall have been terminated under Section 7.01, the appointment of such Servicer as custodian shall be simultaneously terminated automatically.

SECTION 5.04.                 General Indemnification of Trustee.  The Servicer hereby agrees to indemnify and hold harmless the Trustee and its directors, officers, employees and agents from and against any and all liabilities, obligations, losses, damages, payments, claims, costs or expenses of any kind whatsoever (collectively, “Losses”) incurred by or asserted against any such Person as a result of or in connection with the transactions contemplated by this Agreement or any Basic Document, other than any Loss incurred by reason or result of the negligence or willful misconduct of the Trustee.  The obligations of the Servicer set forth in this Section shall survive the termination of this Agreement or the earlier resignation or removal of the Trustee under the Indenture.

ARTICLE VI

The Servicer

SECTION 6.01.                 Representations and Warranties of Servicer.  The Servicer makes the following representations and warranties, as of the Closing Date, as of each Subsequent Sale Date relating to the sale of Subsequent Recovery Property pursuant to a Subsequent Sale Agreement, and as of such other dates as expressly provided in this Section 6.01, on which the Issuer and the Trustee are deemed to have relied in entering into this Agreement relating to the servicing of the Recovery Property.  The representations and warranties shall survive the execution and delivery of this Agreement and the pledge thereof to the Trustee pursuant to the Indenture.

(a)                                  Organization and Good Standing.  The Servicer is duly organized and validly existing as a corporation in good standing under the laws of the state of its incorporation, with the requisite corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and to execute, deliver and carry out the terms of this Agreement.

(b)                                 Due Qualification.  The Servicer is duly qualified to do business, is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Recovery Property as required by this Agreement) requires such qualifications, licenses or approvals (except where the failure to so qualify would not be reasonably likely to have a material adverse effect on the Servicer’s business, operations, assets, revenues or properties or adversely affect the servicing of the Recovery Property).

(c)                                  Power and Authority.  The Servicer has the requisite power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement have been duly authorized by the Servicer by all necessary corporate action.

(d)                                 Binding Obligation.  This Agreement constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

(e)                                  No Violation.  The consummation by the Servicer of the transactions contemplated by this Agreement and the fulfillment by the Servicer of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a material default under, the articles of incorporation or bylaws of the Servicer, or any indenture, material agreement or other instrument to which the Servicer is a party or by which it or any of its property is bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument other than the Basic Documents or any lien created pursuant to the Statute; nor violate any existing law or any order, rule or regulation applicable to the Servicer of any court or of any Federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or its properties.

(f)                                    No Proceedings.  Except as set forth on Exhibit H, there are no proceedings or investigations pending or, to the Servicer’s best knowledge, threatened, against the Servicer, before any court, Federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or its properties involving or relating to the Servicer or the Issuer or, to the Servicer’s knowledge, any other Person:  (i) asserting (A) the invalidity of this Agreement, or (B) the invalidity of the Indenture, any of the other Basic Documents or the Bonds, (ii) seeking to prevent the issuance of the Bonds or the consummation of any of the transactions contemplated by this Agreement, the Indenture or any of the other Basic Documents, (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability against the Servicer of, this Agreement, the Indenture, any of the other Basic Documents or the Bonds or (iv) relating to the Servicer and that might adversely affect the Federal or State of California income or franchise tax attributes of the Bonds.

(g)                                 Approvals.  No approval, authorization, consent, order or other action of, or filing with, any court, Federal or state regulatory body, administrative agency or other governmental instrumentality is required in connection with the execution and delivery by the Servicer of this Agreement, the performance by the Servicer of the transactions contemplated hereby or the fulfillment by the Servicer of the terms hereof, except those that have been obtained or made and those that the Servicer is required to make in the future pursuant to Article IV hereof.

(h)                                 Collections Curves.  Each Collections Curve used in connection with Attachment A to Annex I hereto is accurate in all material respects, and the future delivery of each revised Collections Curve shall constitute a representation and warranty that each such revised Collections Curve is accurate in all material respects.

(i)                                     Assumptions.  The assumptions set forth in Attachment A to Annex I hereto are reasonable based upon historical performance and will be reasonable at any time that they are changed by the Servicer.

(j)                                     Reports and Certificates.  Each report and certificate delivered in connection with an Advice Letter will constitute a representation and warranty by the Servicer that each such report or certificate, as the case may be, is true and correct or, to the extent that any such report or certificate is based in part upon or contains assumptions, forecasts or other predictions of future events, such assumptions, forecasts or other predictions of future events are reasonable based upon historical performance and the facts known to the Servicer on the date such report or certificate was or is delivered.

SECTION 6.02.                 Indemnities of Servicer; Release of Claims.

(a)                                  The Servicer shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Servicer under this Agreement.

(b)                                 The Servicer shall indemnify the Issuer, the Trustee, the Seller and the Bondholders and each of their respective officers, directors, employees and agents for, and defend and hold harmless each such Person from and against, any and all Losses that may be imposed on, incurred by or asserted against any such Person as a result of (i) the Servicer’s willful misconduct, bad faith or gross negligence in the performance of its duties or observance of its covenants under this Agreement or the Servicer’s reckless disregard of its obligations and duties under this Agreement or (ii) the Servicer’s breach of any of its representations or warranties in this Agreement; provided, however, that the Servicer will not be liable for any Losses resulting from the willful misconduct or negligence or breach of a representation or warranty in any of the Basic Documents of the party seeking indemnification.

(c)                                  Indemnification under Section 6.02(b) shall survive the resignation or removal of the Trustee or the termination of this Agreement and shall include reasonable fees and expenses of investigation and litigation (including reasonable attorneys fees and expenses).

SECTION 6.03.                 Merger or Consolidation of, or Assumption of the Obligations of, Servicer.  Any Person (a) into which the Servicer may be merged or consolidated and that succeeds to all or substantially all of the electric distribution business of the Servicer, (b) that results from the division of the Servicer into two or more entities and succeeds to all or substantially all of the electric distribution business of the Servicer, (c) that may result from any merger or consolidation to which the Servicer shall be a party and succeeds to all or substantially all of the electric distribution business of the Servicer, or (d) that may otherwise succeed to all or substantially all of the electric transmission or distribution business of the Servicer, shall be the successor to the Servicer under this Agreement; provided, however, that (i) such successor must execute an agreement of assumption to perform every obligation of the Servicer hereunder, (ii) immediately after giving effect to such transaction, no Servicer Default and no event that, after notice or lapse of time, or both, would become a Servicer Default shall have occurred and be continuing, (iii) the Servicer shall have delivered to the Issuer, the Trustee and the Rating Agencies an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger or succession and such agreement of assumption complies with this Section and that all conditions precedent provided for in this Agreement relating to such transaction have been complied with and (iv) prior written notice shall have been delivered to the Rating Agencies.  Notwithstanding anything herein to the contrary, the execution of the foregoing agreement of assumption and compliance with clauses (i) and (ii) above shall be conditions to the consummation of the transactions referred to in clauses (a), (b), (c) and (d) above.  If all the conditions to any such assumption are met, then the prior Servicer will automatically be released from all of its obligations under this Agreement, other than those that specifically survive a termination of this Agreement.

SECTION 6.04.                 Limitation on Liability of Servicer and Others.  Neither the Servicer nor any of the directors or officers or employees or agents of the Servicer shall be liable to the Issuer, the Trustee, the Bondholders or any other Person, except as provided under this Agreement, for any action taken or for refraining from the taking of any action pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such person against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement.  The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on the advice of counsel or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising under this Agreement.

Except as provided in this Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be related to or incidental to its duties to service the Recovery Property in accordance with this Agreement, and that in its opinion may involve it in any expense or liability.

SECTION 6.05.                 Pacific Gas and Electric Company Not to Resign as Servicer.  Subject to the provisions of Section 6.03, Pacific Gas and Electric Company shall not resign from the obligations and duties hereby imposed on it as Servicer under this Agreement except upon either (a) a determination that the performance of its duties under this Agreement shall no longer be permissible under applicable law or (b) satisfaction of the following: (i) the Rating Agency Condition shall have been satisfied and (ii) the CPUC shall have approved such resignation.  Notice of any such determination permitting the resignation of Pacific Gas and Electric Company pursuant to clause (a) shall be communicated to the Issuer, the Trustee and the

Rating Agencies at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time) and any such determination shall be evidenced by an Opinion of Counsel to such effect delivered to the Issuer and the Trustee, with a copy to the CPUC, concurrently with or promptly after such notice.  No such resignation shall become effective until a successor Servicer shall have assumed the responsibilities and obligations of Pacific Gas and Electric Company in accordance with Section 7.02.

SECTION 6.06.                 Servicing Compensation.

(a)                                  In consideration for its services hereunder, until the Retirement Date, the Servicer shall receive a fee (the “Servicing Fee”) quarterly on each Payment Date in an amount equal to one-fourth of 0.09 percent of the initial aggregate principal balance of each Series of Bonds serviced hereunder.  The Servicer also shall be entitled to retain as additional compensation (i) any interest earnings on DRC Payments received by the Servicer and invested by the Servicer pursuant to Section 6(d) of Annex I hereto during each Collection Period prior to remittance to the Collection Account and (ii) all late payment charges, if any, collected from Consumers or ESPs.

(b)                                 The Servicing Fee set forth in Section 6.06(a) above shall be paid to the Servicer by the Trustee, on each Payment Date in accordance with the priorities set forth in Section 8.02(d) of the Indenture, by wire transfer of immediately available funds from the Collection Account to an account designated by the Servicer.  Any portion of the Servicing Fee not paid on such date shall be added to the Servicing Fee payable on the subsequent Payment Date.

(c)                                  Except as provided in Section 5.02(d), the Servicer shall be required to pay from its own account all expenses incurred by it in connection with its activities hereunder

(including any fees to and disbursements by accountants, counsel, or any other Person, any taxes imposed on the Servicer and any expenses incurred in connection with reports to Bondholders) out of the compensation retained by or paid to it pursuant to this Section 6.06, and shall not be entitled to any extra payment or reimbursement therefor.

SECTION 6.07.                 Compliance With Applicable Law.  The Servicer covenants and agrees, in servicing the Recovery Property, to comply with all laws applicable to, and binding upon, the Servicer and relating to such Recovery Property the noncompliance with which would have a material adverse effect on the value of the Recovery Property; provided, however, that the foregoing is not intended to, and shall not, impose any liability on the Servicer for noncompliance with any law that the Servicer is contesting in good faith in accordance with its customary standards and procedures.

SECTION 6.08.                 Access to Certain Records and Information Regarding Recovery Property.  The Servicer shall provide to the Bondholders and the Trustee access to the Recovery Property Records in its possession in such cases where the Bondholders and the Trustee shall be required by applicable law to be provided access to such records.  Access shall be afforded without charge, but only upon reasonable request and during normal business hours at the respective offices of the Servicer.  Nothing in this Section shall affect the obligation of the Servicer to observe any applicable law (including any CPUC Regulation) prohibiting disclosure of information regarding the Consumers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section or any other provision of this Agreement.

SECTION 6.09.                 Appointments.  The Servicer may at any time appoint any Person to perform all or any portion of its obligations as Servicer hereunder; provided, however,

that if such Person is not an affiliate of the Servicer, the Rating Agency Condition shall have been satisfied in connection therewith; provided further that the Servicer shall remain obligated and be liable to the Issuer, the Trustee and the Bondholders for the servicing and administering of the Recovery Property in accordance with the provisions hereof without diminution of such obligation and liability by virtue of the appointment of such Person and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Recovery Property; and provided further, however, that nothing herein shall preclude the execution by the Servicer of an ESP Service Agreement with ESPs.  The fees and expenses of such Person shall be as agreed between the Servicer and such Person from time to time and none of the Issuer, the Trustee, the Bondholders or any other Person shall have any responsibility therefor or right or claim thereto.  Any such appointment shall not constitute a Servicer resignation under Section 6.05.

SECTION 6.10.                 No Servicer Advances.  The Servicer shall not make any advances of interest or principal on the Bonds.

SECTION 6.11.                 Remittances.

(a)                                  Subject to clause (d) below, on each Monthly Remittance Date, the Servicer shall cause to be made a wire transfer of immediately available funds equal to the Aggregate Remittance Amount for the applicable Collection Period to the Trustee for deposit to the General Subaccount of the applicable Collection Account.  Prior to each remittance to the General Subaccount of any Collection Account pursuant to this Section, the Servicer shall provide written notice to the Trustee of each such remittance (including the exact dollar amount to be remitted).

(b)                                 The Servicer agrees and acknowledges that it holds all DRC Payments collected by it for the benefit of the Issuer and that all DRC Payments collected by it will be remitted by the Servicer in accordance with this Section without any surcharge, fee, offset, charge or other deduction except (i) as set forth in clauses (c) or (d) below and (ii) for late fees permitted by Section 6.06.  The Servicer further agrees not to make any claim to reduce its obligation to remit all DRC Payments collected by it in accordance with this Agreement except (i) as set forth in clauses (c) or (d) below and (ii) for late fees permitted by Section 6.06.

(c)                                  If on any Monthly Remittance Date there is an Excess Remittance with respect to any Series, the Servicer shall be entitled either (i) to reduce the amount that the Servicer remits to the General Subaccount of the Collection Account for that Series on such Monthly Remittance Date by the amount of such Excess Remittance, the amount of such reduction becoming the property of the Servicer or (ii) immediately to be paid from the Collection Account for that Series or any subaccount therein the amount of such Excess Remittance, such payment becoming the property of the Servicer.  If on any Monthly Remittance Date there is a Remittance Shortfall with respect to any Series, the amount that the Servicer remits to the General Subaccount of the Collection Account for that Series on such Monthly Remittance Date will be increased by the amount of such Remittance Shortfall, such increase coming from the Servicer’s own funds.

(d)                                 Notwithstanding the foregoing clauses (a), (b) and (c), during any period in which either (i) a Servicer Default  has occurred and is continuing or (ii) the Servicer’s short-term debt ratings are not  A-1 or better by Standard & Poor’s, P-1 or better by Moody’s and F-1 or better by Fitch, the Servicer shall remit to the Trustee for deposit to the General Subaccount of the Collection Account by wire transfer of immediately available funds the total DRC Payments estimated to have been received by the Servicer from Consumers on a given Servicer Business Day in respect of all previously billed DRC Charges within two Servicer Business Days of receipt thereof by the Servicer (the “Daily Remittance”).

(e)                                  On or before each Monthly Remittance Date during any period when Daily Remittances are required, the Servicer shall compare the amount of Daily Remittances remitted during the preceding Collection Period with the amount that would have been remitted for that month based on the Monthly Collections Curve (the “Required Monthly Remittance”), and (i) if the aggregate amount of Daily Remittances is greater than the Required Monthly Remittance, the Servicer shall reduce the amount that the Servicer remits to the General Subaccount of the Collection Account on such Monthly Remittance Date and any subsequent date by the amount of such excess, the amount of such reduction becoming the property of the Servicer and (ii) if the aggregate amount of Daily Remittances is less than the Required Monthly Remittance, the amount that the Servicer remits to the General Subaccount of the Collection Account on such Monthly Remittance Date will be increased by the amount of such shortfall, such increase coming from the Servicer’s own funds.

(f)                                    On or before each Monthly Remittance Date during any period when Daily Remittances are required, the Servicer shall calculate the amount of any Remittance Shortfall or Excess Remittance and follow the procedures set forth in clause (c) above with respect to any such Remittance Shortfall or Excess Remittance, provided that if an Excess Remittance exists, the Servicer shall reduce the amount of each Daily Remittance (beginning with the Daily Remittance occurring on the Monthly Remittance Date) by the outstanding amount of such Excess Remittance until the balance of the Excess Remittance has been reduced to zero.

(g)                                 Any amounts collected by the Servicer that represent partial payments of the total amount billed will be allocated between the Issuer and the Servicer, based on the ratio of the billed amount for the DRC Charges to the total billed amount.  If such amounts are billed and collected by the Servicer for an ESP pursuant to a consolidated billing arrangement, the total charges due to the ESP will also be included in the proportional allocation of any partial payment to the extent such proportional allocation is provided for in the Servicer’s applicable tariffs.

(h)                                 Notwithstanding any other provision of this Agreement, the Servicer shall not be obligated to remit to the Issuer, the Trustee, or any other person or entity, or to hold in trust, any Retained Collections. If at any time, an order or decision of the CPUC shall provide that any Retained Collections retained by the Servicer are required to be delivered to the Issuer or the Trustee, then within sixty (60) days of such order or decision becoming final and non-appealable, the Servicer shall pay such amounts to the Trustee.

ARTICLE VII

Default

SECTION 7.01.                 Servicer Default.  If any one of the following events (a “Servicer Default”) shall occur and be continuing:

(a)                                  any failure by the Servicer to remit to the Trustee for deposit in the Collection Account for the applicable Series any required remittance for a Series of Bonds that shall continue unremedied for a period of five Business Days after written notice of such failure is received by the Servicer from the Issuer or the Trustee or after discovery of such failure by an officer of the Servicer; or

(b)                                 any failure by the Servicer to duly perform its obligations to make DRC Charge true-up adjustment filings for the applicable Series of Bonds in the time and manner set forth in this Agreement, which failure continues unremedied for a period of five Business Days after written notice of that failure is received by the Servicer from the Issuer or the Trustee;

(c)                                  any failure on the part of the Servicer duly to observe or to perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement (including Section 4.01) or any other Basic Document to which it is a party, which failure shall (i) materially and adversely affect the rights of Bondholders and (ii) continue unremedied for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to the Servicer by the Issuer or (B) to the Servicer by the Trustee or by the Holders of Bonds evidencing not less than 25 percent of the Outstanding Amount of the Bonds of all Series; or

(d)                                 any representation or warranty made by the Servicer in this Agreement shall prove to have been incorrect when made, that has a material adverse effect on the Issuer or the Bondholders and which material adverse effect continues unremedied for a period of 60 days after the date on which written notice thereof, requiring the same to be remedied, shall have been delivered to the Servicer by the Issuer or the Trustee; or

(e)                                  an Insolvency Event occurs with respect to the Servicer or the Seller; then, and in each and every case, so long as the Servicer Default shall not have been remedied, either the Trustee, or the Holders of Bonds evidencing not less than a majority of the Outstanding Amount of the Bonds of each affected Series, by notice then given in writing to the Servicer (and to the Trustee if given by the Bondholders) (a “Termination Notice”) may terminate all the rights and obligations of the Servicer under this Agreement with respect to that Series, subject to compliance with Section 7.02.  In addition, upon a Servicer Default described in Section 7.01(a), each of the following shall be entitled to apply to the CPUC for sequestration and payment of revenues arising with respect to the Recovery Property:  (i) the holders of any Bonds and any Trustee or representative thereof as beneficiaries of any statutory or other Lien permitted by the PU Code; (ii) the Issuer or its assignees; or (iii) pledgees or transferees, including transferees under Section 848.4 of the PU Code, of the Recovery Property.  On or after the receipt by the Servicer of a Termination Notice, all authority and power of the Servicer under this Agreement, whether with respect to the Bonds, the Recovery Property, the DRC Charges or otherwise, shall, without further action, pass to and be vested in such successor Servicer as may be appointed under Section 7.02; and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of the predecessor Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such Termination Notice, whether to complete the transfer of the Recovery Property Records and related documents, or otherwise.  The predecessor Servicer shall cooperate with the successor Servicer, the Issuer and the Trustee in effecting the termination of the responsibilities and rights of the predecessor Servicer under this Agreement, including the transfer to the successor Servicer for administration by it of all cash amounts that shall at the time be held by the predecessor Servicer for remittance, or shall thereafter be received by it with respect to the Recovery Property or the DRC Charges.  All reasonable costs and expenses (including reasonable attorneys fees and expenses) incurred in connection with transferring the Recovery Property Records to the successor Servicer and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs and expenses.

SECTION 7.02.                 Appointment of Successor.

(a)                                  Upon the Servicer’s receipt of a Termination Notice pursuant to Section 7.01 or the Servicer’s resignation or removal in accordance with the terms of this Agreement, the predecessor Servicer shall continue to perform its functions as Servicer under this Agreement, and shall be entitled to receive the requisite portion of the Servicing Fee, until a successor Servicer shall have assumed in writing the obligations of the Servicer hereunder as described below.  In the event of the Servicer’s termination hereunder, the Issuer shall appoint a successor Servicer with the Trustee’s prior written consent thereto (which consent shall not be unreasonably withheld) and the written approval of the CPUC, and the successor Servicer shall accept its appointment by a written assumption in form acceptable to the Issuer and the Trustee.  If within 30 days after the delivery of the Termination Notice, the Issuer shall not have obtained such a new Servicer, the Trustee may petition the CPUC or a court of competent jurisdiction to appoint a successor Servicer under this Agreement.  A Person shall qualify as a successor Servicer only if (i) such Person is permitted under CPUC Regulations to perform the duties of the Servicer, (ii) the Rating Agency Condition shall have been satisfied and (iii) such Person enters into a servicing agreement with the Issuer having substantially the same provisions as this Agreement.

(b)                                 Upon appointment, the successor Servicer shall be the successor in all respects to the predecessor Servicer and shall be subject to all the responsibilities, duties and liabilities arising thereafter relating thereto placed on the predecessor Servicer and shall be entitled to the Servicing Fee and all the rights granted to the predecessor Servicer by the terms and provisions of this Agreement.

SECTION 7.03.                 Waiver of Past Defaults.  The Holders of Bonds evidencing not less than a majority of the Outstanding Amount of the Bonds of each Series may, on behalf of all Bondholders of that respective Series, waive in writing any default by the Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required remittances to the Trustee for deposit to the Collection Account in accordance with this Agreement.  Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereto.

SECTION 7.04.                 Notice of Servicer Default.  The Servicer shall deliver to the Issuer, the Trustee, the CPUC and the Rating Agencies, promptly after having obtained knowledge thereof, but in no event later than five Business Days thereafter, written notice in an Officers’ Certificate of any event that with the giving of notice or lapse of time, or both, would become a Servicer Default under Section 7.01(a) or (b).

ARTICLE VIII

Miscellaneous Provisions

SECTION 8.01.                 Amendment.

(a)                                  This Agreement may be amended in writing by the Servicer and the Issuer with five Business Days’ prior written notice given to the Rating Agencies and the prior written consent of the Trustee, which consent will not be unreasonably withheld, delayed or conditioned, but without the consent of any of the Bondholders, (i) to cure any ambiguity, to correct or supplement any provisions in this Agreement, (ii) to add additional Recovery Property under this Agreement or (iii) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Agreement or of modifying in any manner the rights of the Bondholders; provided, however, that any such amendment pursuant to clause (iii) shall not, as evidenced by an Officer’s Certificate delivered to the Issuer and the Trustee, adversely affect in any material respect the interests of any Bondholder.  For purposes of this paragraph (a), any amendment that increases the Servicing Fee payable to a successor Servicer shall not be treated as adversely affecting the interests of any Bondholder so long as the Servicing Fee is within the range approved in the Financing Order.

(b)                                 This Agreement may also be amended in writing from time to time by the Servicer and the Issuer with prior written notice given to the Rating Agencies and the prior written consent of the Trustee and the prior written consent of the Holders of Bonds evidencing not less than a majority of the Outstanding Amount of the Bonds of each Series affected by any such amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Bondholders of such Series; provided, however, that no such amendment shall (i) increase or reduce in any manner the amount of, or accelerate or delay the timing of, DRC Collections or (ii) reduce the aforesaid percentage of the Outstanding Amount of any Series of Bonds, the Holders of which are required to consent to any such amendment, without the consent of the Holders of all the outstanding Bonds of each such Series.

Promptly after the execution of any such amendment and the requisite consents, the Issuer shall furnish written notification of the substance of such amendment to the Trustee and each of the Rating Agencies.

It shall not be necessary for the consent of Bondholders pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

(c)                                  Prior to its consent to any amendment to this Agreement, the Trustee shall be entitled to receive and conclusively rely upon an Opinion of Counsel stating that such amendment is authorized or permitted by this Agreement.  The Trustee may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s own rights, duties or immunities under this Agreement or otherwise.

(d)                                 Notwithstanding Sections 8.01(a) or 8.01(b), or anything to the contrary in this Agreement, the Servicer and the Issuer may amend Annex I to this Agreement in writing with prior written notice given to the Trustee, the CPUC and the Rating Agencies, but without the consent of the Trustee, the CPUC, any Rating Agency or any Bondholder, solely to address changes to the Servicer’s method of calculating DRC Payments received as a result of changes to the Servicer’s current computerized customer information system; provided that any such amendment shall not have or cause a material adverse effect on the Bondholders.

SECTION 8.02.                 Accounts and Records.

(a)                                  The Servicer shall maintain separate accounts and records as to the Initial Recovery Property and to Subsequent Recovery Property relating to any additional Series of Bonds accurately and in accordance with its standard accounting procedures and in sufficient detail to permit reconciliation between DRC Payments received by the Servicer and DRC Collections from time to time remitted to the Trustee for deposit in the Collection Account for each Series.

(b)                                 The Servicer shall permit the Trustee and its agents at any time during normal business hours, upon reasonable notice to the Servicer and to the extent it does not unreasonably interfere with the Servicer’s normal operations, to inspect, audit and make copies of and abstracts from the Servicer’s records regarding the Recovery Property and the DRC Charges.

Nothing in this Section 8.02(b) shall affect the obligation of the Servicer to observe any applicable law (including any CPUC Regulation) prohibiting disclosure of information regarding the Consumers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 8.02(b).

SECTION 8.03.                 Notices.  All demands, notices and communications upon or to the Servicer, the Issuer, the Trustee or the Rating Agencies under this Agreement shall be in writing and personally delivered, sent by overnight mail or sent by telecopy or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Servicer, to Pacific Gas and Electric Company, at 77 Beale Street, San Francisco, CA 94105, Attention:  Treasurer, (b) in the case of the Issuer, to PG&E Energy Recovery Funding LLC, at 245 Market Street, Room 424, San Francisco, CA 94105, Attention:  President, (c) in the case of the Trustee, at the Corporate Trust Office [address], (d) in the case of Moody’s, to Moody’s Investors Service, Inc., ABS Monitoring Department, 99 Church Street, New York, New York 10007, (e) in the case of Standard & Poor’s, to Standard & Poor’s Corporation, 55 Water Street, 40th Floor, New York, New York 10041, Attention of Asset Backed Surveillance Department, (f) in the case of Fitch, to Fitch, Inc., One State Street Plaza, New York, NY 10004, Attention of Commercial Asset-Backed Securities, (g) in the case of the CPUC, to California Public Utilities Commission, 505 Van Ness Avenue, San Francisco, California 94102, Attention of General Counsel, or (h) as to each of the foregoing, at such other address as shall be designated by written notice to the other parties.

SECTION 8.04.                 Assignment.  Notwithstanding anything to the contrary contained herein, except as provided in Section 6.03 and as provided in the provisions of this

Agreement concerning the resignation of the Servicer, this Agreement may not be assigned by the Servicer.

SECTION 8.05.                 Limitations on Rights of Others.  The provisions of this Agreement are solely for the benefit of the Servicer and the Issuer and, to the extent provided herein or in the Basic Documents, the Trustee and the Bondholders and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the Recovery Property or under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

SECTION 8.06.                 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.07.                 Separate Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 8.08.                 Headings.  The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 8.09.                 Governing Law.  This Agreement shall be construed in accordance with the laws of the State of California, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 8.10.                 Assignment to Trustee.  The Servicer hereby acknowledges and consents to the collateral assignment of any or all of the Issuer’s rights and obligations hereunder to the Trustee.

SECTION 8.11.                 Nonpetition Covenants.  Notwithstanding any prior termination of this Agreement or the Indenture, but subject to the CPUC’s right to order the sequestration and payment of revenues arising with respect to the Recovery Property notwithstanding any bankruptcy, reorganization or other insolvency proceedings with respect to the debtor, pledgor or transferor of the Recovery Property pursuant to Section 848.3(e) and (g) of the PU Code, the Servicer shall not, prior to the date that is one year and one day after the termination of all indentures for all series of energy recovery bonds issued by the Issuer, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Issuer under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of the property of the Issuer or ordering the winding up or liquidation of the affairs of the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the date first above written.

PG&E ENERGY RECOVERY FUNDING LLC,

By
Name:
Title:

PACIFIC GAS AND ELECTRIC COMPANY,

By
Name:
Title:

Acknowledged and Accepted:

DEUTSCHE BANK NATIONAL TRUST COMPANY,
not in
its individual capacity
but solely as Trustee

By:
Name:
Title